                                  EXHIBIT 23(N)

                     MULTI-CLASS PLAN PURSUANT TO RULE 18F-3

                          TRANSAMERICA INVESTORS, INC.
                     ON BEHALF OF TRANSAMERICA PREMIER FUNDS

                       PLAN FOR MULTIPLE CLASSES OF SHARES
    AS AMENDED AND RESTATED ON MAY 8, 1998, JANUARY 1, 2005 AND JUNE 25, 2005

     WHEREAS, Transamerica Investors, Inc. (the "Corporation"), a Maryland corporation, is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, pursuant to the terms of the Corporation's Articles of Incorporation, as well as the 1940 Act and the rules and regulations thereunder, the Board of Directors of the Corporation (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of, shares of beneficial interest as Investor Class, Institutional Class, Class A and Class M Shares of each investment portfolio (a "fund") of the Corporation;

     WHEREAS, the Corporation wishes to amend its Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act;

     WHEREAS, at a meeting held on May 8, 1998, the Board, including a majority of the Directors who are not interested persons of the Corporation (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Directors"), approved and adopted this amended and restated Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interests of the holders of Investor Class Shares; (b) in the best interests of the holders of Institutional Class Shares;
(c) in the best interests of the holders of Class A Shares; (d) in the best interests of the holders of the Class M Shares; and (e) in the best interests of the Corporation as a whole;

     WHEREAS, effective November 15, 2002, Class M Shares merged into Class A Shares and were no longer available for sale;

     WHEREAS, at a meeting held on December 2, 2004, the Board, including a majority of the Directors who are not interested persons of the Corporation (as defined in section 2(a)(19) of the 1940 Act), approved and adopted this amended and restated Multi-Class Plan to reflect that Class A shares of the Corporation be, and they hereby are, restructured with no up-front or contingent deferred sales charge, and a 12b-1 fee of 0.25%, to be effective January 1, 2005 and determined that this amended and restated Multi-Class Plan was in the best interest of the Corporation and each class offered hereunder; and

     WHEREAS, effective June 25, 2005, Class A shares merged into Investor Class Shares and were no longer available for sale.

     NOW, THEREFORE, the Corporation hereby amends and restates this Multi-Class Plan in accordance with Rule 18f-3 under the 1940 Act.

SECTION I: CLASS DISTRIBUTION FEES AND SHAREHOLDER SERVICES

     Investor Class Shares are offered at net asset value and shall be subject to an annual asset-based distribution fee (as provided for by the plans adopted by the Board pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plans") applicable to Investor Class Shares) of 0.25% of the average daily net assets of the Investor Class Shares in each Fund (except that the Transamerica Premier Cash Reserve Fund will pay a 0.10% distribution fee). Such distribution fees will be calculated and accrued daily and paid monthly or at such other intervals as the Corporation and AFSG Securities Corporation (the "Distributor") agree. Investor Class Shares are not subject to a shareholder servicing fee.

     Institutional Class Shares are available to high net-worth individuals, qualified retirement plans and other institutional investors that satisfy certain standards described in the registration statement of the Corporation, and supplements thereto, under the 1933 Act and the 1940 Act (the "Registration Statement"), such as the minimum initial investment of $1,000,000. Institutional Class Shares are offered at net asset value and shall not be subject to an annual asset-based distribution or shareholder servicing fee.

     Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or shareholder service fee imposed by the Corporation must comply with the requirements of Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or the Securities and Exchange Commission applicable to mutual fund distribution and service fees.

SECTION II: ALLOCATION OF CLASS EXPENSES

     Investor Class Shares and Institutional Class Shares represent interests in the same Funds of the Corporation. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

     (1) Expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

     (2)  Each class will bear different Class Expenses (as defined below);

     (3) Each class will have exclusive voting rights with respect to matters that exclusively affect such class (such as approval of each 12b-1 Plan for each class of each Fund); and (4) Each class will bear a different name or designation.

     The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne by the class to which they are attributable:

     (1)  asset-based distribution and shareholder service fees;

     (2)  transfer agency fees attributable to a particular class;

     (3) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class;

     (4)  state and federal registration fees incurred by a specific class;

     (5)  litigation and other legal expenses relating to a particular class;

     (6) directors' fees and expenses incurred as a result of issues relating solely to a particular class;

     (7)  accounting, audit and tax expenses relating to a specific class;

     (8) the expenses of administrative personnel and services required to support the shareholders of a specific class; and

     (9) fees and other payments made to entities performing services for a particular class, including account maintenance, dividend disbursing or subaccounting services.

     Class Expenses may be waived or reimbursed by Transamerica Investment Management, Inc. (the "Investment Adviser"), the Distributor, Transamerica Fund Services, Inc. (the "Administrator") or any other provider of services to the Corporation. Such waiver or reimbursement of class expenses may be made on a voluntary, temporary basis. The amount of Class Expenses waived or reimbursed may vary from class to class. In addition, waiver or reimbursement of expenses attributable to the Corporation generally and/or expenses attributable to a Fund (with or without a waiver or reimbursement of Class Expenses) may be made but only if the same proportionate amount of such expenses are waived or reimbursed for each class. Thus, any expenses attributable to the Corporation generally that are waived or reimbursed would be credited to each class of a Fund based on the relative net assets of the classes. Similarly, any expenses attributable to a Fund that are waived or reimbursed would be credited to each class of that Fund.

     Investment advisory fees, custodial fees and other expenses relating to the management of the Funds' assets shall not be allocated on a class-specific basis.

SECTION III: ALLOCATION OF FUND INCOME AND EXPENSES

     Income, realized and unrealized capital gains and losses and expenses that are not allocated to a specific class, pursuant to Section II above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund. On a daily basis, the total income, dividends, other income accrued and fund-level expenses incurred are multiplied by the value of the Fund's net assets attributable to each class to determine the income and expenses attributable to that class for the day. Expenses properly attributable to each class are recorded separately and charged to that class. Net income for each class is then determined for the day and segregated on the Corporation's general ledger.

     Dividends are calculated in the same manner for each class and declared and paid on both classes of stock on the same days and at the same times. The per share dividends from net investment income of the Institutional Class Shares are anticipated to be higher than the per share dividends from net investment income of the Investor Class Shares as a result of the distribution fees applicable to the Investor Class Shares.

     All dividends and capital gain distributions, if any, with respect to a particular class will be paid automatically in additional shares of that class at the net asset value per share determined as of the reinvestment date, unless otherwise selected y the shareholder.

SECTION IV: REDEMPTIONS

     The value of Fund shares on certain redemptions may be more or less than the shareholder's cost or basis, depending upon the Fund's net asset value at the time of redemption.

SECTION V: AMENDMENTS

     This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Directors who are not interested persons of the Corporation, based on its finding that the amendment is in the best interest of each class individually and the Corporation as a whole.

SECTION VI: RECORDKEEPING

     The Corporation shall preserve copies of this Multi-Class Plan and any related agreements for a period of not less than six years from the date of this Multi-Class Plan or agreement, the first two years in an easily accessible place.

     The Corporation has executed this Multi-Class Plan on the day and year set forth below.

     DATED as of June 25, 2005.

                                        TRANSAMERICA INVESTORS, INC.


                                        By: /s/ T. Gregory Reymann, II
                                            ------------------------------------
                                            T. Gregory Reymann, II
                                            Vice President


                                       3